EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: Ray Davis President/CEO Umpqua Holdings Corporation 503-727-4101 raydavis@umpquabank.com	Ron Farnsworth EVP/Chief Financial Officer Umpqua Holdings Corporation 503-727-4108 ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS STRONGER SECOND QUARTER 2010 RESULTS

Second quarter 2010 net income of $0.03 per diluted share, operating income of $0.04 per diluted share

Non-covered, non-performing assets declined to 1.90% of total assets

Allowance for credit losses increased to 2.00% of non-covered loans

FDIC-assisted assumption of Nevada Security Bank, Reno, Nevada during second quarter of 2010

PORTLAND, Ore. – July 27, 2010 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments, Inc. today announced second quarter 2010 net earnings available to common shareholders of $3.4 million, or $0.03 per diluted common share, compared to a net loss available to common shareholders of $107.5 million, or $1.79 per diluted common share, for the same period in the prior year.

Operating income, defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, was $4.7 million, or $0.04 per diluted common share for the second quarter of 2010, compared to an operating loss of $0.7 million, or $0.01 per diluted common share, for the same period in the prior year.  Operating income or loss is considered a “non-GAAP” financial measure.  More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Significant financial statement items for the second quarter of 2010 include:

•         Provision for loan losses of $29.8 million, a 29% decrease, and total net charge-offs of $26.6 million, a 32% decrease, on a sequential quarter basis;

•         The allowance for credit losses increased to 2.00% of non-covered total loans;

•         Non-covered, non-performing assets ended the quarter at 1.90% of total assets;

•         Total deposits increased $352 million, or 4%, on a sequential quarter basis and 26% over June 30, 2009;

•         Net interest income of $92.3 million, an increase of 6% on a sequential quarter basis, and an increase of 17% over the same period in the prior year;

•         Net interest margin, on a tax equivalent basis, remained stable at 4.05%;

•         The cost of interest bearing deposits for the second quarter of 2010 was 1.10%, a decrease of 9 basis points on a sequential quarter basis;

•         Tangible common equity ratio increased from 7.82% to 9.54% during the quarter, resulting from the conversion of preferred stock into common equity;

•         Total risk-based capital of 17.60%.

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

“This past quarter the company experienced continued improvement in our credit quality metrics resulting in improved operating earnings. We remain aggressive in resolving non-performing assets at this stage of the credit cycle, and will continue to position Umpqua for improved performance in the future,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “We also are pleased to have acquired the banking operations of Nevada Security Bank in Reno, Nevada, adding a new state to the Company’s footprint.”

FDIC-assisted acquisitions

On June 18, 2010, the Nevada State Financial Institutions Division closed Nevada Security Bank (“Nevada Security”), Reno, Nevada and appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. That same date, Umpqua Bank assumed the banking operations of Nevada Security from the FDIC under a whole bank purchase and assumption agreement with loss sharing.  After purchase accounting fair value adjustments, Umpqua Bank acquired assets totaling $438 million, including $209 million of loans, and assumed deposit liabilities of $437 million. With this acquisition, Umpqua Bank added five store locations, including three in Reno, Nevada, one in Incline Village, Nevada, and one in Roseville, California.

We believe the loss sharing agreement for this acquisition substantially covers the future losses of the loan portfolio and other real estate owned acquired. We refer to the acquired loan portfolio and other real estate owned as “covered loans” and “covered other real estate owned”, respectively, and these are presented as separate line items in our consolidated balance sheet.  Collectively these balances will be referred to as “covered assets”. The loss sharing agreements and acquisition-date fair value adjustments significantly mitigate the risk of future financial losses being recognized as a result of credit losses on the covered assets acquired.

The acquisition of Nevada Security has been immediately accretive to operating earnings per share. Nevada Security has contributed operating earnings of approximately $0.2 million since acquisition. We expect to complete the rebranding of the acquired banking locations in the third quarter of 2010 and integrate the systems by the fourth quarter of 2010.

Please refer to table 7 on page 23 of this release for additional information related to the fair values of assets acquired and liabilities assumed with the Nevada Security acquisition.

In the first quarter of 2010, Umpqua Bank assumed the banking operations of EvergreenBank (“Evergreen”) and Rainier Pacific Bank (“Rainier”), both located in the greater Seattle-Tacoma area of Washington.  The operations of Evergreen and Rainier have contributed operating earnings of $1.4 million and $2.0 million, respectively, in the second quarter of 2010, and $3.0 million and $2.7 million, respectively, since their assumptions.  The operating systems of both institutions have been converted onto Umpqua’s platform.

Asset quality – Non-covered loan portfolio

Non-performing assets were $205.5 million, or 1.90% of total assets, as of June 30, 2010, compared to $209.6 million, or 1.99% of total assets as of March 31, 2010, and $150.0 million, or 1.73% of total assets as of June 30, 2009.  Of this amount, $170.6 million represented non-accrual loans, $9.2 million represented loans past due greater than 90 days and still accruing interest, and $25.7 million was other real estate owned (“OREO”).

The Company has aggressively charged-down impaired assets to their disposition values, and they are expected to be resolved at those levels, absent further declines in market prices.  As of June 30, 2010, the non-performing assets of $205.5 million have been written down by 43%, or $154.3 million, from their original balance of $359.8 million.

The provision for loan losses for the second quarter of 2010 was $29.8 million.  Total net charge-offs for the second quarter of 2010 were $26.6 million, resulting in a reserve build of the allowance for credit losses to 2.00% of non-covered loans and leases at June 30, 2010, as compared to 1.91% of total non-covered loans as of March 31, 2010 and 1.63% of total non-covered loans as of June 30, 2009.  The annualized net charge-off rate of 1.84% for the second quarter represents a 31% decline in this rate as compared to the first quarter 2010.

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

Loans past due 30-89 days were $40.1 million, or 0.70% of non-covered loans and leases as of June 30, 2010, as compared to $53.9 million, or 0.93% as of March 31, 2010, and $48.8 million, or 0.80% as of June 30, 2009.

Since 2007, the Company has been aggressively resolving problems arising from the current economic downturn.  The following table recaps the Company’s credit quality trends since the second quarter of 2007 as it relates to the non-covered loan portfolio:

  Credit quality trends – Non-covered loans

(Dollars in thousands)			Allowance		Non-covered,
	Provision	Net	for credit losses		non-performing
	for	charge-offs	to non-covered	30-89 days	assets to
	loan loss	(recoveries)	loans %	past due %	total assets %
Q2 2007	$ 3,413	$ 31	1.17%	0.56%	0.59%
Q3 2007	20,420	865	1.47%	0.99%	0.96%
Q4 2007	17,814	21,188	1.42%	0.64%	1.18%
Q1 2008	15,132	13,476	1.45%	1.13%	1.06%
Q2 2008	25,137	37,976	1.22%	0.31%	1.25%
Q3 2008	35,454	15,193	1.54%	1.16%	1.66%
Q4 2008	31,955	30,072	1.58%	0.96%	1.88%
Q1 2009	59,092	59,871	1.58%	1.47%	1.82%
Q2 2009	29,331	26,047	1.63%	0.80%	1.73%
Q3 2009	52,108	47,342	1.71%	0.76%	1.70%
Q4 2009	68,593	64,072	1.81%	0.69%	2.38%
Q1 2010	42,106	38,979	1.91%	0.93%	1.99%
Q2 2010	29,767	26,637	2.00%	0.70%	1.90%
Total	$430,322	$381,749

Non-covered construction loan portfolio

Total non-covered construction loans as of June 30, 2010 were $495 million, representing a decrease of 11% from December 31, 2009, and a decrease of 38% from June 30, 2009.  Within this portfolio, the residential development loan segment was $176 million, or 3% of the total non-covered loan portfolio.  Of this amount, $33 million represented non-performing loans, and $143 million represented performing loans.  The residential development loan segment has decreased $125 million, or 42%, since June 30, 2009.

The remaining $319 million in non-covered construction loans as of June 30, 2010 primarily represents commercial construction projects.  Total non-covered non-performing commercial construction loans were $26.0 million at June 30, 2010, and $0.9 million were past due 30-89 days as of June 30, 2010.

Non-covered commercial real estate loan portfolio

The total non-covered term commercial real estate loan portfolio was $3.5 billion as of June 30, 2010.  Of this total, $2.3 billion are non-owner occupied and $1.2 billion are owner occupied.  Of the total term commercial real estate portfolio, $22.9 million, or 0.66%, are past due 30-89 days as of June 30, 2010.  Of the total non-covered commercial real estate portfolio, 4% matures in 2010, 4% in 2011, 14% in years 2012-2013, and 21% in years 2014-2015.  The remaining 57% of the portfolio matures in or after the year 2016.

The portfolio was conservatively underwritten at origination to a minimum debt service coverage ratio of 1.20, and as a result in many cases the loan-to-value was substantially less than our in-house maximum of 75%.  This underwriting serves to protect against the low capitalization rate environment of the past several years.

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

During the past 18 months, the Company has completed several rounds of stress testing on the commercial real estate portfolio, focusing on items such as capitalization rate, interest rate and vacancy factors.  The results of the stress testing showed no significant unidentified risks, unlike our experience in the residential development construction portfolio.  However, given the economic climate, we expect any potential issues that may arise in this portfolio will result from individual loans within distinct geographic areas and not represent a systemic weakness.  We believe we are well positioned to manage the exposure and work with our customers until the economic climate improves.

Non-covered restructured loans

Restructured loans on accrual status were $80.5 million as of June 30, 2010, down 18% from $98.0 million as of March 31, 2010, and down 36% from $126.0 million as of June 30, 2009.  The decrease during the second quarter primarily resulted from payments received and reclassifications of loans previously restructured to non-accrual status.  The Company will consider a loan for restructuring only if it is current on payments.  The Company does not enter into restructurings on loans in non-performing status, and generally requires the customer to pledge additional collateral, maintain a minimum debt service coverage ratio of 1.0, and show substantial external sources of repayment prior to the Company agreeing to restructure.

Additional information related to asset quality

Additional tables can be found at the end of this earnings release covering the following aspects of the Company's non-covered loan portfolio, including: residential development loan trends by region, residential development loan stratification by size and by region, non-performing asset detail by type and by region, loans past due 30-89 days by type and by region, loans past due 30-89 days trends, and restructured loans by type and by region.

Asset quality – Covered loan portfolio

Covered non-performing assets were $87.1 million, or 0.80% of total assets, as of June 30, 2010. Of this amount, $58.8 million represented non-accrual loans, and $28.3 million was OREO.  These covered non-performing assets were written-down to their estimated fair value on their acquisition date, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits.  The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during the due diligence process related to the Evergreen, Rainier and Nevada Security transactions.  To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset recorded in non-interest income.

Net interest margin

The Company reported a tax equivalent net interest margin of 4.05% for the second quarter of 2010, compared to 4.04% for the first quarter of 2010, and 4.20% for the second quarter of 2009.  The increase in net interest margin on a sequential quarter basis resulted primarily from an increase in average covered loans outstanding and declining costs of interest bearing deposits, partially offset by interest reversals of new non-accrual loans, a decline in non-covered loans outstanding and the impact of holding much higher levels of interest bearing cash.  Interest reversals on new non-accrual loans during the second quarter of 2010 were $0.7 million, negatively impacting the net interest margin by 3 basis points.  Excluding the reversals of interest, the net interest margin would have been 4.08% during the quarter.  The Company continues to drive down the cost of interest bearing deposits.  As a result of these efforts, the cost of interest bearing deposits was 1.10%, 9 basis points lower than the first quarter of 2010 and 50 basis points lower than the second quarter of 2009.

Mortgage banking revenue

The Company generated $3.2 million in total mortgage banking revenue during the second quarter of 2010, on closed loan volume of $145 million.  In the second quarter of 2010 the Company recognized a decline in the fair value of the mortgage servicing right assets of $1.7 million resulting from the historically low market mortgage interest rates.  Income from the origination and sale of mortgage loans was $3.9 million in the second quarter, representing a 46% increase on a sequential quarter basis.  As of June 30, 2010, the Company serviced $1.4 billion of mortgage loans for others, and the related mortgage servicing right asset was valued at $12.9 million, or 0.92% of the total serviced portfolio principal balance.

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

Fair value of junior subordinated debentures

The Company recognized no change in fair value of junior subordinated debentures during the second quarter of 2010.  The Company utilizes a pricing service along with internal models to determine the valuation of this liability.  The majority of the fair value difference over par value relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR.  As of June 30, 2010, the credit risk adjusted interest spread for potential new issuances was forecasted to be significantly higher than the contractual spread.  The difference between these spreads creates the gain in fair value of the Company’s junior subordinated debentures which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants.  The cumulative fair value adjustment will reverse and be recognized as a reduction in non-interest income over the remaining period to maturity of each related instrument.  As of June 30, 2010, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $79.6 million.

Non-interest expense

Total non-interest expense for the second quarter of 2010 was $74.8 million, compared to $69.9 million for the first quarter of 2010 and $178.6 million for the second quarter of 2009.  Included in non-interest expense are several categories which are outside of the operational control of the Company, including FDIC deposit insurance assessments, gain or loss on other real estate owned, and infrequently occurring expenses such as merger related costs and goodwill impairments.  Excluding these non-controllable or infrequently occurring items, the remaining non-interest expense items totaled $70.1 million for the second quarter of 2010, compared to $62.2 million for the first quarter of 2010 and $56.7 million for the second quarter of 2009.  The increase related primarily to increases in variable expenses related to the assumption of Evergreen’s, Rainier’s and Nevada Security’s banking operations, as well as various other growth initiatives underway.

Total FDIC deposit insurance assessments during the second quarter of 2010 were $3.6 million. The increase over the prior period is a result of the deposit growth in the second quarter, largely resulting from the three FDIC-assisted acquisitions completed in 2010. The FDIC deposit insurance assessment for the second quarter of 2009 includes a $4.0 million special assessment imposed by the FDIC in efforts to rebuild the Deposit Insurance Fund.

Income taxes

The Company recorded a provision for income taxes of $2.8 million in the second quarter of 2010.  The increase in the effective income tax rate in the quarter reflects the effects of permanent differences on our taxable income year to date.

Balance sheet

Total consolidated assets as of June 30, 2010 were $10.8 billion, compared to $10.5 billion on March 31, 2010 and $8.7 billion a year ago.  Total gross loans and leases (covered and non-covered), and deposits, were $6.6 billion and $8.6 billion, respectively, as of June 30, 2010, compared to $6.1 billion and $6.8 billion, respectively, as of June 30, 2009.

The following table presents the year-to-date 2010 organic growth rates, which excludes the effects of the Evergreen, Rainier and Nevada Security FDIC-assisted acquisitions and the related run-off of assumed brokered time deposits, which the Bank is not renewing upon maturity:

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

(Dollars in thousands)	Non-covered loans and leases	Deposits	Assets
As reported, 6/30/10	$5,726,673	$8,558,744	$10,827,268
Less: 12/31/09 balances	5,999,267	7,440,434	9,381,372
Total growth year-to-date	(272,594)	1,118,310	1,445,895
Less:
Evergreen acquisition (1)	--	272,142	355,298
Rainier Pacific acquisition (1)	--	416,430	721,174
Nevada Security acquisition (1)	--	428,329	437,595
Add back: Run-off of assumed brokered time deposits not renewed	--	81,799	81,799
Organic growth	$(272,594)	$83,208	$13,627

Annualized organic growth rate	(9.2)%	2.3%	0.3%
(1) Excludes run-off of non-brokered deposits occurring in the quarter of acquisition.

Total loans held for investment increased $68 million during the second quarter of 2010. This increase is principally attributable to the $209 million of covered loans assumed through the Nevada Security acquisition, partially offset by charge-offs of $32 million and transfers to other real estate owned of $15 million. The remaining decline in loan balances represents loan payments in excess of disbursements.

Total deposits increased $352 million, or 4%, over the first quarter of 2010, attributable to the assumption of Nevada Security in June.  Total deposits have increased $1.1 billion or 15%, since December 31, 2009.  The deposits acquired from the Evergreen, Rainier and Nevada Security acquisitions included $135 million of brokered time deposits as of their respective acquisition date.  The Bank is not renewing these brokered deposits as they mature. Excluding the impact of the deposits assumed and the run-off of brokered time deposits that have matured, total deposits increased $83 million in 2010, representing a 2.3% annualized organic growth rate.

Due to unattractive bond market conditions since the second half of 2009, the Company has been holding larger levels of interest bearing cash rather than investing in the bond market.  At June 30, 2010, the Company had $818 million of interest bearing cash earning 0.25%, the target Federal Funds Rate.  This excess balance sheet liquidity has increased since the prior year as investment security alternatives in the current market are unattractive given the historically low interest rate environment. The Company plans to hold increased interest bearing cash position relative to historical levels until the investment alternatives in the market improve from both a return and duration standpoint.  Including secured off-balance sheet lines of credit, total available liquidity to the Company was $3.9 billion as of June 30, 2010, representing 36% of total assets and 46% of total deposits.

Capital

As of June 30, 2010, total shareholders’ equity was $1.7 billion, comprised entirely of common equity.  Book value per common share was $14.44, tangible book value per common share was $8.45 and the ratio of tangible common equity to tangible assets was 9.54%.

In April 2010, the Company’s preferred stock (Common Stock Equivalent Series B) of $198.3 million converted into common stock following the Company's annual shareholder meeting at which shareholders of the Company approved, among other items, an increase in authorized total common shares from 100 million to 200 million.

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

The Company’s estimated total risk-based capital ratio as of June 30, 2010 is 17.60%.  This represents a slight decrease from the 17.77% as of March 31, 2010 as a result of the Nevada Security acquisition.  The total risk-based capital ratio has increased from 14.27% as of June 30, 2009 as a result of two successful capital raises  completed subsequent to the second quarter of 2009.  Our total risk-based capital level is well in excess of the regulatory definition of “well-capitalized” of 10.00%.  This capital ratio as of June 30, 2010 is an estimate pending completion and filing of the Company’s regulatory reports.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance.  Also, Umpqua incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, Umpqua may recognize one-time bargain purchase gains on certain FDIC-assisted acquisitions that are not reflective of Umpqua’s on-going earnings power.  Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings (loss) as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings (loss) per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings (loss) available to common shareholders (GAAP) to operating earnings (loss) (non-GAAP), and earnings (loss) per diluted common share (GAAP) to operating earnings (loss) per diluted share (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2010	Mar 31, 2010	Jun 30, 2009	% Change	% Change

Net earnings (loss) available to common shareholders	$3,447	$(2,482)	$(107,514)	(239)%	(103)%
Adjustments:
Net gain on junior subordinated debentures carried at fair value, net of tax	--	(3,653)	(5,167)	(100)%	(100)%
Bargain purchase gain on acquisitions, net of tax	--	(5,074)	--	(100)%	nm
Goodwill impairment	--	--	111,952	(100)%	(100)%
Merger related expenses, net of tax	1,301	1,144	44	14%	2857%
Operating earnings (loss)	$4,748	$(10,065)	$(685)	(147)%	(793)%

Earnings (loss) per diluted share:
Earnings (loss) available to common shareholders	$0.03	$(0.03)	$(1.79)	(200)%	(102)%
Operating earnings (loss)	$0.04	$(0.11)	$(0.01)	(136)%	(500)%

Management believes "tangible common equity" and the "tangible common equity ratio" are meaningful measures of capital adequacy. Tangible common equity is calculated as total shareholders' equity less preferred stock and less goodwill and other intangible assets, net (excluding MSRs).  In addition, tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Jun 30, 2010	Mar 31, 2010	Jun 30, 2009

Total shareholders' equity	$1,654,053	$1,646,858	$1,356,423
Subtract:
Preferred stock	--	198,289	203,231
Goodwill and other intangible assets, net	686,447	679,679	643,080
Tangible common shareholders' equity	$967,606	$768,890	$510,112

Total assets	$10,827,268	$10,511,015	$8,656,677
Subtract:
Goodwill and other intangible assets, net	686,447	679,679	643,080
Tangible assets	$10,140,821	$9,831,336	$8,013,597

Common shares outstanding at period end	114,524,973	95,527,427	60,237,042

Tangible common equity ratio	9.54%	7.82%	6.37%
Tangible book value per common share	$8.45	$8.05	$8.47

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 184 locations between San Francisco, Calif., and Seattle, Wash., along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Bank’s Private Bank Division serves high net worth individuals and non-profits providing customized financial solutions and offerings. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Tuesday, July 27, 2010, at 10:00 a.m. PDT (1:00 p.m. EDT) during which the Company will discuss second quarter results and provide an update on recent activities.  There will be a question-and-answer session following the presentation.  Shareholders, analysts and other interested parties are invited to join the call by dialing 800-752-8363 a few minutes before 10:00 a.m.  The conference ID is “82132563.”  Information to be discussed in the teleconference will be available on the Company’s Website prior to the call at www.umpquaholdingscorp.com.  A rebroadcast can be found approximately two hours after the conference call by dialing 800-642-1687 with the conference ID noted above, or by visiting the Company’s Website.

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders.  These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.  In this press release we make forward-looking statements about our success in resolving remaining credit issues, the mitigating effect of FDIC loss sharing agreements, our expectation that any weakness in our CRE portfolio will arise from local market weakness and not a systemic weakness, growth plans in the northern Nevada market, conversion of the Nevada Security operating systems to our platform in the fourth quarter of 2010, valuations of junior subordinated debentures and our plans to hold a large interest bearing cash position.   Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, our inability to effectively manage problem credits, collateral values fall below projected disposition values, certain loan assets become ineligible for loss sharing, unanticipated deterioration in the commercial real estate loan portfolio, delays or problems in converting the operating systems of acquired banks and continued negative pressure on interest income associated with our large cash position.

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

Umpqua Holdings Corporation
Consolidated Statements of Operations
(Unaudited)
				Sequential	Year over
Quarter Ended:				Quarter	Year
(Dollars in thousands, except per share data)	Jun 30, 2010	Mar 31, 2010	Jun 30, 2009	% Change	% Change
Interest income
Loans and leases	$97,240	$90,708	$88,940	7%	9%
Interest and dividends on investments:
Taxable	15,569	16,075	13,889	(3)%	12%
Exempt from federal income tax	2,247	2,187	1,935	3%	16%
Dividends	3	--	--	nm	nm
Temporary investments & interest bearing cash	545	399	19	37%	2768%
Total interest income	115,604	109,369	104,783	6%	10%
Interest expense
Deposits	18,463	18,789	21,957	(2)%	(16)%
Repurchase agreements and
fed funds purchased	123	123	180	0%	(32)%
Junior subordinated debentures	1,939	1,885	2,395	3%	(19)%
Term debt	2,779	1,520	1,262	83%	120%
Total interest expense	23,304	22,317	25,794	4%	(10)%
Net interest income	92,300	87,052	78,989	6%	17%
Provision for loan and lease losses	29,767	42,106	29,331	(29)%	1%
Non-interest income
Service charges	9,585	8,365	8,322	15%	15%
Brokerage fees	3,139	2,639	1,745	19%	80%
Mortgage banking revenue, net	3,209	3,478	6,259	(8)%	(49)%
Net loss on investment securities	--	(288)	(1,270)	(100)%	(100)%
Gain on junior subordinated debentures
carried at fair value	--	6,088	8,611	(100)%	(100)%
Bargain purchase gain on acquisitions	--	8,456	--	(100)%	nm
Change in FDIC indemnification asset	263	610	--	(57)%	nm
Other income	2,367	2,718	3,383	(13)%	(30)%
Total non-interest income	18,563	32,066	27,050	(42)%	(31)%
Non-interest expense
Salaries and benefits	39,604	36,240	32,041	9%	24%
Occupancy and equipment	11,472	10,676	9,708	7%	18%
Intangible amortization	1,368	1,308	1,362	5%	0%
FDIC assessments	3,555	3,444	6,699	3%	(47)%
Net (gain) loss on other real estate owned	(952)	2,311	3,170	(141)%	(130)%
Goodwill impairment	--	--	111,952	(100)%	(100)%
Merger related expenses	2,169	1,906	73	14%	2871%
Other	17,617	13,986	13,598	26%	30%
Total non-interest expense	74,833	69,871	178,603	7%	(58)%
Income (loss) before provision for (benefit from) income taxes	6,263	7,141	(101,895)	(12)%	(106)%
Provision for (benefit from) income taxes	2,800	(2,584)	2,396	(208)%	17%
Net income (loss)	3,463	9,725	(104,291)	(64)%	(103)%

Dividends and undistributed earnings
allocated to participating securities	16	15	7	7%	129%
Preferred stock dividend	--	12,192	3,216	(100)%	(100)%
Net earnings (loss) available to common shareholders	$3,447	$(2,482)	$(107,514)	(239)%	(103)%

Weighted average shares outstanding	110,134,674	92,176,174	60,221,023	19%	83%
Weighted average diluted shares outstanding	114,733,357	92,176,174	60,221,023	24%	91%
Earnings (loss) per common share – basic	$0.03	$(0.03)	$(1.79)	(200)%	(102)%
Earnings (loss) per common share – diluted	$0.03	$(0.03)	$(1.79)	(200)%	(102)%
nm = not meaningful Umpqua Holdings Corporation Announces Second Quarter 2010 Results July 27, 2010 Page 11 of 23
Umpqua Holdings Corporation
Consolidated Statements of Operations
(Unaudited)

		Six Months Ended:
(Dollars in thousands, except per share data)		Jun 30, 2010		Jun 30, 2009	% Change
Interest income
Loans and leases		$187,948		$177,113	6%
Interest and dividends on investments:
Taxable		31,644		28,260	12%
Exempt from federal income tax		4,434		3,735	19%
Dividends		3		--	nm
Temporary investments & interest bearing cash		944		51	1751%
Total interest income		224,973		209,159	8%
Interest expense
Deposits		37,252		46,420	(20)%
Repurchase agreements and
fed funds purchased		246		364	(32)%
Junior subordinated debentures		3,824		4,955	(23)%
Term debt		4,299		3,018	42%
Total interest expense		45,621		54,757	(17)%
Net interest income		179,352		154,402	16%
Provision for loan and lease losses		71,873		88,423	(19)%
Non-interest income
Service charges		17,950		16,023	12%
Brokerage fees		5,778		3,124	85%
Mortgage banking revenue, net		6,687		10,329	(35)%
Net loss on investment securities		(288)		(1,235)	(77)%
Gain on junior subordinated debentures
carried at fair value		6,088		9,191	(34)%
Bargain purchase gain on acquisitions		8,456		--	nm
Change in FDIC indemnification asset		873		--	nm
Other income		5,085		5,135	(1)%
Total non-interest income		50,629		42,567	19%
Non-interest expense
Salaries and benefits		75,844		63,114	20%
Occupancy and equipment		22,148		19,329	15%
Intangible amortization		2,676		2,724	(2)%
FDIC assessments		6,999		9,324	(25)%
Net (gain) loss on other real estate owned		1,359		5,469	(75)%
Goodwill impairment		--		111,952	(100)%
Merger related expenses		4,075		273	1393%
Other		31,603		26,369	20%
Total non-interest expense		144,704		238,554	(39)%
Income (loss) before provision for (benefit from) income taxes		13,404		(130,008)	(110)%
Provision for (benefit from) income taxes		216		(10,468)	(102)%
Net income (loss)		13,188		(119,540)	(111)%

Dividends and undistributed earnings
allocated to participating securities		31		15	107%
Preferred stock dividend		12,192		6,407	90%
Net earnings (loss) available to common shareholders		$965		$(125,962)	(101)%

Weighted average shares outstanding		101,205,033		60,198,570	68%
Weighted average diluted shares outstanding		101,434,758		60,198,570	69%
Earnings (loss) per common share – basic		$0.01		$(2.09)	(100)%
Earnings (loss) per common share – diluted		$0.01		$(2.09)	(100)%
nm = not meaningful
Umpqua Holdings Corporation Announces Second Quarter 2010 Results July 27, 2010 Page 12 of 23
Umpqua Holdings Corporation

Consolidated Balance Sheets
(Unaudited)
				Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	Jun 30, 2010	Mar 31, 2010	Jun 30, 2009	% Change	% Change
Assets:
Cash and due from banks, non-interest bearing	$143,098	$125,909	$115,476	14%	24%
Cash and due from banks, interest bearing	818,186	895,905	15,878	(9)%	5053%
Temporary investments	9,296	600	962	1449%	866%
Investment securities:
Trading	1,743	2,047	2,247	(15)%	(22)%
Available for sale	1,933,647	1,782,744	1,465,342	8%	32%
Held to maturity	5,493	6,062	6,344	(9)%	(13)%
Loans held for sale	40,114	34,068	52,863	18%	(24)%
Non-covered loans and leases	5,726,673	5,831,858	6,093,957	(2)%	(6)%
Less: Allowance for loan and lease losses	(113,914)	(110,784)	(98,370)	3%	16%
Loans and leases, net	5,612,759	5,721,074	5,995,587	(2)%	(6)%
Covered loans and leases	865,175	691,618	--	25%	nm
Restricted equity securities	34,855	31,996	16,491	9%	111%
Premises and equipment, net	128,586	101,686	103,553	26%	24%
Mortgage servicing rights, at fair value	12,895	13,628	10,631	(5)%	21%
Goodwill and other intangibles, net	686,447	679,679	643,080	1%	7%
Non-covered other real estate owned	25,653	18,872	36,030	36%	(29)%
Covered other real estate owned	28,290	8,995	--	215%	nm
FDIC indemnification asset	247,848	152,440	--	63%	nm
Other assets	233,183	243,692	192,193	(4)%	21%
Total assets	$10,827,268	$10,511,015	$8,656,677	3%	25%

Liabilities:
Deposits	$8,558,744	$8,207,235	$6,814,705	4%	26%
Securities sold under agreements to repurchase	44,715	42,043	56,358	6%	(21)%
Fed funds purchased	--	--	66,000	nm	(100)%
Term debt	291,505	363,828	106,396	(20)%	174%
Junior subordinated debentures, at fair value	79,590	79,563	83,036	0%	(4)%
Junior subordinated debentures, at amortized cost	103,027	103,108	103,349	0%	0%
Other liabilities	95,634	68,380	70,410	40%	36%
Total liabilities	9,173,215	8,864,157	7,300,254	3%	26%

Shareholders' equity:
Preferred stock	--	198,289	203,231	(100)%	(100)%
Common stock	1,538,793	1,339,627	1,006,660	15%	53%
Retained earnings	73,062	75,344	132,923	(3)%	(45)%
Accumulated other comprehensive income	42,198	33,598	13,609	26%	210%
Total shareholders' equity	1,654,053	1,646,858	1,356,423	0%	22%
Total liabilities and shareholders' equity	$10,827,268	$10,511,015	$8,656,677	3%	25%

Common shares outstanding at period end	114,524,973	95,527,427	60,237,042	20%	90%
Book value per common share	$14.44	$15.16	$19.14	(5)%	(25)%
Tangible book value per common share	$8.45	$8.05	$8.47	5%	0%
Tangible equity - common	$967,606	$768,890	$510,112	26%	90%
Tangible common equity to tangible assets	9.54%	7.82%	6.37%
nm = not meaningful

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Jun 30, 2010		Mar 31, 2010		Jun 30, 2009		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Non-covered loans & leases:
Commercial real estate	$3,496,374	61%	$3,519,965	60%	$3,373,624	55%	(1)%	4%
Residential real estate	456,357	8%	451,628	8%	429,775	7%	1%	6%
Construction	495,456	9%	554,688	10%	797,352	13%	(11)%	(38)%
Total real estate	4,448,187	78%	4,526,281	78%	4,600,751	75%	(2)%	(3)%
Commercial	1,223,927	21%	1,252,418	21%	1,429,856	23%	(2)%	(14)%
Leases	32,375	1%	32,740	1%	37,806	1%	(1)%	(14)%
Installment and other	33,188	1%	31,451	1%	36,314	1%	6%	(9)%
Deferred loan fees, net	(11,004)	0%	(11,032)	0%	(10,770)	0%	0%	2%
Total	$5,726,673	100%	$5,831,858	100%	$6,093,957	100%	(2)%	(6)%

Umpqua Holdings Corporation
Covered Loan & Lease Portfolio
(Unaudited)
					Sequential
(Dollars in thousands)	Jun 30, 2010		Mar 31, 2010		Quarter
	Amount	Mix	Amount	Mix	% Change
Covered loans & leases:
Commercial real estate	$586,899	68%	$469,385	68%	25%
Residential real estate	84,011	10%	118,033	17%	(29)%
Construction	73,771	9%	46,087	7%	60%
Total real estate	744,681	86%	633,505	92%	18%
Commercial	108,123	12%	43,854	6%	147%
Installment and other	12,413	1%	14,316	2%	(13)%
Deferred loan fees, net	(42)	0%	(57)	0%	(26)%
Total	$865,175	100%	$691,618	100%	25%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Jun 30, 2010		Mar 31, 2010		Jun 30, 2009		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Deposits:
Demand, non-interest bearing	$1,509,222	18%	$1,472,408	18%	$1,316,648	19%	3%	15%
Demand, interest bearing	3,789,122	44%	3,690,025	45%	2,875,843	43%	3%	32%
Savings	355,428	4%	342,883	4%	293,972	4%	4%	21%
Time	2,904,972	34%	2,701,919	33%	2,328,242	34%	8%	25%
Total	$8,558,744	100%	$8,207,235	100%	$6,814,705	100%	4%	26%

Total core deposits-ending (1)	$6,697,773	78%	$6,405,118	78%	$5,465,814	80%	5%	23%

Number of open accounts:
Demand, non-interest bearing	180,499		177,152		152,251		2%	19%
Demand, interest bearing	71,537		70,082		61,199		2%	17%
Savings	96,019		95,367		72,381		1%	33%
Time	41,882		40,269		33,475		4%	25%
Total	389,937		382,870		319,306		2%	22%

Average balance per account:
Demand, non-interest bearing	$8.4		$8.3		$8.6
Demand, interest bearing	53.0		52.7		47.0
Savings	3.7		3.6		4.1
Time	69.4		67.1		69.6
Total	21.9		21.4		21.3
(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Jun 30, 2010	Mar 31, 2010	Jun 30, 2009	% Change	% Change

Non-covered non-performing assets:
Non-covered loans on non-accrual status	$170,636	$183,510	$104,726	(7)%	63%
Non-covered loans past due 90+ days & accruing	9,213	7,200	9,207	28%	0%
Total non-performing loans	179,849	190,710	113,933	(6)%	58%
Non-covered other real estate owned	25,653	18,872	36,030	36%	(29)%
Total	$205,502	$209,582	$149,963	(2)%	37%

Performing restructured loans	$80,534	$97,971	$126,040	(18)%	(36)%

Past due 30-89 days	$40,135	$53,947	$48,755	(26)%	(18)%
Past due 30-89 days to total loans and leases	0.70%	0.93%	0.80%

Non-covered non-performing loans to
non-covered loans and leases	3.14%	3.27%	1.87%
Non-covered non-performing assets to total assets	1.90%	1.99%	1.73%

Covered non-performing assets:
Covered loans on non-accrual status	$58,814	$37,031	$--	59%	nm
Total non-performing loans	58,814	37,031	--	59%	nm
Covered other real estate owned	28,290	8,995	--	215%	nm
Total	$87,104	$46,026	$--	89%	nm

Covered non-performing loans to
covered loans and leases	6.80%	5.35%	--
Covered non-performing assets to total assets	0.80%	0.44%	--

Total non-performing assets:
Loans on non-accrual status	$229,450	$220,541	$104,726	4%	119%
Loans past due 90+ days & accruing	9,213	7,200	9,207	28%	0%
Total non-performing loans	238,663	227,741	113,933	5%	109%
Other real estate owned	53,943	27,867	36,030	94%	50%
Total	$292,606	$255,608	$149,963	14%	95%

Non-performing loans to loans and leases	3.62%	3.49%	1.87%
Non-performing assets to total assets	2.70%	2.43%	1.73%

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

Umpqua Holdings Corporation
Credit Quality – Allowance for Credit Losses
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Jun 30, 2010	Mar 31, 2010	Jun 30, 2009	% Change	% Change

Allowance for credit losses:

Balance beginning of period	$110,784	$107,657	$95,086
Provision for loan and lease losses	29,767	42,106	29,331	(29)%	1%

Charge-offs	(31,554)	(39,759)	(26,508)	(21)%	19%
Recoveries	4,917	780	461	530%	967%
Net charge-offs	(26,637)	(38,979)	(26,047)	(32)%	2%

Total allowance for loan and lease losses	113,914	110,784	98,370	3%	16%

Reserve for unfunded commitments	735	765	860
Total allowance for credit losses	$114,649	$111,549	$99,230	3%	16%

Net charge-offs to average non-covered
loans and leases (annualized)	1.84%	2.66%	1.71%
Recoveries to gross charge-offs	15.58%	1.96%	1.74%
Allowance for credit losses to non-covered
loans and leases	2.00%	1.91%	1.63%

	Six Months Ended:
(Dollars in thousands)	Jun 30, 2010	Jun 30, 2009	% Change

Allowance for credit losses:

Balance beginning of period	$107,657	$95,865
Provision for loan and lease losses	71,873	88,423	(19)%

Charge-offs	(71,313)	(86,922)	(18)%
Recoveries	5,697	1,004	467%
Net charge-offs	(65,616)	(85,918)	(24)%

Total allowance for loan and lease losses	113,914	98,370	16%

Reserve for unfunded commitments	735	860
Total allowance for credit losses	$114,649	$99,230	16%

Net charge-offs to average non-covered
loans and leases (annualized)	2.26%	2.83%
Recoveries to gross charge-offs	7.99%	1.16%

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
	Jun 30, 2010	Mar 31, 2010	Jun 30, 2009	Change	Change
Net interest spread:
Yield on non-covered loans and leases	5.82%	5.75%	5.81%	0.07	0.01
Yield on covered loans and leases	7.27%	6.98%	N/A	0.29	nm
Yield on taxable investments	3.83%	3.99%	4.45%	(0.16)	(0.62)
Yield on tax-exempt investments (1)	5.75%	5.84%	5.75%	(0.09)	0.00
Yield on temporary investments & interest bearing cash	0.26%	0.24%	0.18%	0.02	0.08
Total yield on earning assets (1)	5.07%	5.07%	5.56%	0.00	(0.49)

Cost of interest bearing deposits	1.10%	1.19%	1.60%	(0.09)	(0.50)
Cost of securities sold under agreements
to repurchase and fed funds purchased	1.02%	1.02%	1.06%	0.00	(0.04)
Cost of term debt	3.54%	3.41%	3.63%	0.13	(0.09)
Cost of junior subordinated debentures	4.26%	4.05%	4.93%	0.21	(0.67)
Total cost of interest bearing liabilities	1.28%	1.33%	1.75%	(0.05)	(0.47)

Net interest spread (1)	3.79%	3.74%	3.81%	0.05	(0.02)
Net interest margin – Consolidated (1)	4.05%	4.04%	4.20%	0.01	(0.15)

Net interest margin – Bank (1)	4.13%	4.12%	4.33%	0.01	(0.20)

As reported (GAAP):
Return on average assets	0.13%	(0.10)%	(4.93)%	0.23	5.06
Return on average tangible assets	0.14%	(0.11)%	(5.40)%	0.25	5.54
Return on average common equity	0.86%	(0.71)%	(33.94)%	1.57	34.80
Return on average tangible common equity	1.48%	(1.30)%	(83.54)%	2.78	85.05
Efficiency ratio – Consolidated	66.85%	58.15%	166.97%	8.70	(100.12)
Efficiency ratio – Bank	64.18%	58.53%	179.36%	5.65	(115.18)

Operating basis (non-GAAP): (2)
Return on average assets	0.18%	(0.41)%	(0.03)%	0.59	0.21
Return on average tangible assets	0.19%	(0.44)%	(0.03)%	0.63	0.22
Return on average common equity	1.18%	(2.86)%	(0.22)%	4.04	1.40
Return on average tangible common equity	2.04%	(5.27)%	(0.53)%	7.31	2.57
Efficiency ratio – Consolidated	64.91%	64.35%	67.69%	0.56	(2.78)
Efficiency ratio – Bank	62.22%	61.44%	64.63%	0.78	(2.41)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Six months Ended:
	Jun 30, 2010	Jun 30, 2009	Change
Net interest spread:
Yield on non-covered loans and leases	5.78%	5.80%	(0.02)
Yield on covered loans and leases	7.17%	N/A	nm
Yield on taxable investments	3.91%	4.64%	(0.73)
Yield on tax-exempt investments (1)	5.80%	5.77%	0.03
Yield on temporary investments & interest bearing cash	0.25%	0.22%	0.03
Total yield on earning assets (1)	5.07%	5.59%	(0.52)

Cost of interest bearing deposits	1.14%	1.71%	(0.57)
Cost of securities sold under agreements
to repurchase and fed funds purchased	1.02%	1.15%	(0.13)
Cost of term debt	3.49%	3.52%	(0.03)
Cost of junior subordinated debentures	4.15%	5.12%	(0.97)
Total cost of interest bearing liabilities	1.31%	1.87%	(0.56)

Net interest spread (1)	3.76%	3.72%	0.04
Net interest margin – Consolidated (1)	4.05%	4.14%	(0.09)

Net interest margin – Bank (1)	4.13%	4.26%	(0.13)

As reported (GAAP):
Return on average assets	0.02%	(2.91)%	2.93
Return on average tangible assets	0.02%	(3.19)%	3.21
Return on average common equity	0.13%	(19.85)%	19.98
Return on average tangible common equity	0.23%	(48.49)%	48.72
Efficiency ratio – Consolidated	62.34%	120.03%	(57.69)
Efficiency ratio – Bank	61.33%	122.52%	(61.19)

Operating basis (non-GAAP): (2)
Return on average assets	(0.10)%	(0.45)%	0.35
Return on average tangible assets	(0.11)%	(0.49)%	0.38
Return on average common equity	(0.71)%	(3.05)%	2.34
Return on average tangible common equity	(1.26)%	(7.45)%	6.19
Efficiency ratio – Consolidated	64.64%	66.64%	(2.00)
Efficiency ratio – Bank	61.84%	63.45%	(1.61)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

Umpqua Holdings Corporation
Average Balances
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Jun 30, 2010	Mar 31, 2010	Jun 30, 2009	% Change	% Change

Temporary investments & interest bearing cash	$849,112	$678,930	$41,449	25%	1949%
Investment securities, taxable	1,628,195	1,610,407	1,249,218	1%	30%
Investment securities, tax-exempt	231,675	221,405	198,999	5%	16%
Loans held for sale	41,183	24,141	41,273	71%	0%
Non-covered loans and leases	5,792,010	5,934,805	6,095,815	(2)%	(5)%
Covered loans and leases	697,871	363,315	--	92%	nm
Total earning assets	9,240,046	8,833,003	7,626,754	5%	21%
Goodwill & other intangible assets, net	676,855	653,390	754,417	4%	(10)%
Total assets	10,467,967	9,977,816	8,745,547	5%	20%

Non-interest bearing demand deposits	1,475,852	1,448,668	1,303,909	2%	13%
Interest bearing deposits	6,735,665	6,389,093	5,499,990	5%	22%
Total deposits	8,211,517	7,837,761	6,803,899	5%	21%
Interest bearing liabilities	7,281,191	6,807,375	5,902,284	7%	23%

Shareholders’ equity - common	1,608,872	1,427,352	1,270,439	13%	27%
Tangible common equity (1)	932,017	773,962	516,022	20%	81%

	Six Months Ended:
(Dollars in thousands)	Jun 30, 2010	Jun 30, 2009	% Change

Temporary investments & interest bearing cash	$764,491	$46,727	1536%
Investment securities, taxable	1,619,351	1,219,205	33%
Investment securities, tax-exempt	226,569	191,333	18%
Loans held for sale	32,709	42,741	(23)%
Non-covered loans and leases	5,863,012	6,115,652	(4)%
Covered loans and leases	531,517	--	nm
Total earning assets	9,037,649	7,615,658	19%
Goodwill & other intangible assets, net	665,187	755,728	(12)%
Total assets	10,224,246	8,729,784	17%

Non-interest bearing demand deposits	1,462,335	1,278,083	14%
Interest bearing deposits	6,563,336	5,475,438	20%
Total deposits	8,025,671	6,753,521	19%
Interest bearing liabilities	7,045,592	5,907,101	19%

Shareholders’ equity - common	1,518,614	1,279,541	19%
Tangible common equity (1)	853,427	523,813	63%

(1) Average tangible common equity is a non-GAAP financial measure.  Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

Umpqua Holdings Corporation
Mortgage Banking Activity
(unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Jun 30, 2010	Mar 31, 2010	Jun 30, 2009	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$1,400,120	$1,345,550	$1,122,891	4%	25%
MSR Asset, at fair value	$12,895	$13,628	$10,631	(5)%	21%

MSR as % of serviced portfolio	0.92%	1.01%	0.95%

Mortgage Banking Revenue:
Origination and sale	$3,947	$2,704	$5,889	46%	(33)%
Servicing	934	903	738	3%	27%
Change in fair value of MSR asset	(1,672)	(129)	(368)	1196%	354%
Total	$3,209	$3,478	$6,259	(8)%	(49)%

Closed loan volume	$145,085	$127,314	$234,023	14%	(38)%

	Six Months Ended:
(Dollars in thousands)	Jun 30, 2010	Jun 30, 2009	% Change

Mortgage Banking Revenue:
Origination and sale	$6,651	$10,746	(38)%
Servicing	1,837	1,392	32%
Change in fair value of MSR asset	(1,801)	(1,809)	0%
Total	$6,687	$10,329	(35)%

Closed loan volume	$272,400	$425,736	(36)%

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

Additional tables

The following tables present additional detail covering the following aspects of the Company's non-covered loan portfolio, and other significant transactions occurring during the quarter.

•         Table 1 – Non-covered residential development loan trends by region

•         Table 2 – Non-covered residential development loan stratification by size and by region

•         Table 3 – Non-covered, non-performing asset detail by type and by region

•         Table 4 – Non-covered loans past due 30-89 days by type and by region

•         Table 5 – Non-covered loans past due 30-89 days trends

•         Table 6 – Non-covered restructured loans by type and by region

•         Table 7 – Fair values of assets acquired and liabilities assumed through FDIC-assisted transactions

The following is a geographic distribution of the non-covered residential development portfolio as of June 30, 2010, March 31, 2010 and June 30, 2009:

Table 1- Non-covered residential development loan trends by region
(Dollars in thousands)					Non-
				% change	performing	Performing
	Balance	Balance	Balance	from	loans	Loans
	6/30/09	3/31/10	6/30/10	6/30/09	6/30/10	6/30/10
Northwest Oregon	$120,076	$81,409	$75,373	(37)%	$7,799	$67,574
Central Oregon	15,493	4,962	4,107	(73)%	109	3,998
Southern Oregon	26,561	17,149	13,440	(49)%	2,366	11,074
Washington	24,744	8,462	7,723	(69)%	1,497	6,226
Greater Sacramento	84,522	67,676	54,710	(35)%	13,730	40,980
Northern California	29,894	22,140	20,653	(31)%	7,108	13,545
Total	$301,290	$201,798	$176,006	(42)%	$32,609	$143,397
% of total non-covered loan portfolio	5%	4%	3%			3%

Quarter change $	$(27,383)	$(24,011)	$(25,792)
Quarter change %	(8)%	(11)%	(13)%

The following is a stratification by size and region of the remaining non-covered performing residential development loans as of June 30, 2010:

Table 2 – Non-covered residential development loan stratification by size and by region
(Dollars in thousands)
		$250k	$1 million	$3 million	$5 million	$10 million
	$250k	to	to	to	to	and
	and less	$1 million	$3 million	$5 million	$10 million	Greater	Total
Northwest Oregon	$2,555	$8,755	$11,881	$13,613	$16,134	$14,636	$67,574
Central Oregon	506	1,044	2,448	--	--	--	3,998
Southern Oregon	1,424	4,857	4,793	--	--	--	11,074
Washington	352	356	5,518	--	--	--	6,226
Greater Sacramento	3,894	4,702	1,894	4,817	11,455	14,218	40,980
Northern California	1,483	2,179	9,883	--	--	--	13,545
Total	$10,214	$21,893	$36,417	$18,430	$27,589	$28,854	$143,397
% of Total	7%	15%	26%	13%	19%	20%	100%

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

The following is a distribution of non-covered, non-performing assets by type and by region as of June 30, 2010:

Table 3 - Non-covered, non-performing asset detail by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Non-accrual loans:
Residential development	$7,628	$109	$2,366	$1,497	$13,730	$7,108	$32,438
Commercial construction	12,976	--	--	2,197	10,793	--	25,966
Commercial real estate	25,233	3,906	4,245	--	13,867	13,948	61,199
Commercial	15,602	3,201	745	11,247	9,555	10,683	51,033
Other	--	--	--	--	--	--	--
Total	$61,439	$7,216	$7,356	$14,941	$47,945	$31,739	$170,636

Loans 90 days past due:
Residential development	$171	$--	$--	$--	$--	$--	$171
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	--	--	--	--	544	1,052	1,596
Commercial	--	--	--	--	96	99	195
Other	5,752	--	--	2	1,497	--	7,251
Total	$5,923	$--	$--	$2	$2,137	$1,151	$9,213

Total non-performing loans	$67,362	$7,216	$7,356	$14,943	$50,082	$32,890	$179,849

Other real estate owned:
Residential development	$476	$3,065	$720	$1,074	$1,897	$278	$7,510
Commercial construction	--	586	--	426	4,841	3,465	9,318
Commercial real estate	2,318	--	348	--	3,639	--	6,305
Commercial	--	758	--	--	--	95	853
Other	1,667	--	--	--	--	--	1,667
Total	$4,461	$4,409	$1,068	$1,500	$10,377	$3,838	$25,653

Total non-performing assets	$71,823	$11,625	$8,424	$16,443	$60,459	$36,728	$205,502
% of total	35%	6%	4%	8%	29%	18%	100%

The Company has aggressively charged-down impaired assets to their disposition values. As of June 30, 2010, the non-performing assets of $205.5 million have been written down by 43%, or $154.3 million, from their original balance of $359.8 million.

The following is a distribution of non-covered loans past due 30-89 days by loan type by region as of June 30, 2010:

Table 4 – Non-covered loans past due 30-89 days by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Loans 30-89 days past due:
Residential development	$--	$--	$268	$--	$495	$--	$763
Commercial construction	--	--	--	--	903	--	903
Commercial real estate	14,817	1,819	1,031	1,898	1,760	1,598	22,923
Commercial	5,204	--	1,256	250	1,099	1,364	9,173
Other	4,730	--	--	300	1,343	--	6,373
Total	$24,751	$1,819	$2,555	$2,448	$5,600	$2,962	$40,135

Table 5 –Non-covered loans past due 30-89 days trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Jun 30, 2010	Mar 31, 2010	Jun 30, 2009	% Change	% Change
Loans 30-89 days past due:
Residential development	$763	$13,583	$11,096	(94)%	(93)%
Commercial construction	903	4,861	--	(81)%	nm
Commercial real estate	22,923	21,672	25,712	6%	(11)%
Commercial	9,173	8,306	8,594	10%	7%
Other	6,373	5,525	3,353	15%	90%
Total	$40,135	$53,947	$48,755	(26)%	(18)%

Umpqua Holdings Corporation Announces Second Quarter 2010 Results

July 27, 2010

The following is a distribution of non-covered restructured loans by loan type by region as of June 30, 2010:

Table 6 – Non-covered restructured loans on accrual status by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Restructured loans, accrual basis:
Residential development	$20,111	$--	$--	$5,518	$25,853	$--	$51,482
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	3,985	--	5,786	--	9,691	3,826	23,288
Commercial	--	--	--	--	26	1,236	1,262
Other	4,467	--	--	--	35	--	4,502
Total	$28,563	$--	$5,786	$5,518	$35,605	$5,062	$80,534

The following table summarizes the purchase price allocation, including the estimated fair values of the assets acquired and liabilities assumed from the FDIC-assisted assumption of Nevada Security at the date of acquisition.  The fair values are preliminary estimates and are subject to refinement.  Additionally, the Company has the option to purchase the owned and assume the leased bank premises, furniture and equipment at fair value.  These purchase options expire 90 days following the assumption date. The Company has not yet determined which assets we will assume, and therefore, these balances are not yet reflected in the table below.

Table 7 – Fair values of assets acquired and liabilities assumed through FDIC-assisted transactions
(Dollars in thousands)
Nevada
Security Bank
June 18, 2010
Assets Acquired:
Cash and equivalents	$66,060
Investment securities	22,626
Covered loans	209,442
Premises and equipment	50
Restricted equity securities	2,951
Goodwill	12,970
Other intangible assets	322
Covered other real estate owned	17,938
FDIC indemnification asset	101,910
Other assets	3,326
Total assets acquired	$437,595

Liabilities Assumed:
Deposits	$437,299
Other liabilities	296
Total liabilities assumed	$437,595

# # #